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SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Jennifer Convertibles, Inc.

(Name of Registrant as Specified In Its Charter)

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JENNIFER CONVERTIBLES, INC.
419 Crossways Park Drive
Woodbury, New York 11797

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 8, 2005

Dear Stockholders:

The 2005 Annual Meeting of Stockholders of Jennifer Convertibles, Inc. will be held at the Holiday Inn, 215 Sunnyside Blvd., Plainview, New York 11803 at 10:00 a.m., Eastern Time on Tuesday, February 8, 2005, for the following purposes:

1.	To elect a Board of Directors to serve until the 2006 Annual Meeting of Stockholders;

2.	To ratify the appointment of Eisner LLP as our independent auditors and public accountants for the fiscal year ended August 27, 2005; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

All stockholders are invited to attend the meeting. Stockholders of record at the close of business on December 20, 2004, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting.

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope. A complete list of our stockholders as of the record date will be open to examination by any stockholder for any purpose germane to the meeting during ordinary business hours on or after February 25, 2005 at the our principal executive offices, 419 Crossways Park Drive, Woodbury, New York, and at the place of the meeting, and will be available for inspection during the meeting by any stockholder in attendance. Our transfer books will not be closed.

The foregoing items of business are more fully described in the proxy statement that is attached hereto and a part of this notice.

The Board of Directors unanimously recommends that you vote for all of the proposals.

By Order of the Board of Directors

/s/ Harley J. Greenfield

Harley J. Greenfield
Chairman and Chief Executive Officer

January 5, 2005
Woodbury, New York

JENNIFER CONVERTIBLES, INC.
419 Crossways Park Drive
Woodbury, New York 11797

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

February 8, 2005

INTRODUCTION

This proxy statement and the accompanying proxy is furnished in connection with the solicitation by the Board of Directors of Jennifer Convertibles, Inc., a Delaware corporation (sometimes referred to in this proxy statement as the “Company” or “Jennifer Convertibles”), of proxies for use at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at the Holiday Inn, 215 Sunnyside Blvd., Plainview, New York 11803 at 10:00 a.m., Eastern time, on February 8, 2005, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. We intend to mail this proxy statement and the accompanying proxy card on or about January 5, 2005 to all stockholders entitled to vote at the Annual Meeting. The Annual Report to Stockholders for the fiscal year ended August 28, 2004 is being mailed with this proxy statement, but does not constitute a part hereof.

PROCEDURES AND SOLICITATION

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card. Your prompt voting may save us the expense of following up with a second mailing. A return envelope (postage paid if mailed in the United States) is enclosed for that purpose.

METHODS OF VOTING

You may vote by signing and returning the enclosed proxy card or by voting in person at the meeting. If you send in a proxy card, and also attend the meeting in person, the proxy holders will vote your shares as you instructed on your proxy card, unless you inform the Secretary at the meeting that you wish to vote in person.

REVOKING A PROXY

You may revoke your proxy by:

•	signing and returning another proxy card at a later date;

•	sending written notice of revocation to the Secretary at our offices, located at 419 Crossways Park Drive, Woodbury, NY 11797; or

•	informing the Secretary and voting in person at the meeting.

To be effective, a later-dated proxy or written revocation must arrive at our corporate offices before the start of the meeting.

PROXY SOLICITATION

We are soliciting the enclosed proxy card on behalf of the Board of Directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, our directors, officers and employees may solicit proxies by telephone or fax. We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock. No additional compensation will be paid for such solicitation.

HOW PROXY CARDS ARE VOTED

The proxy holders named on the proxy card are Harley J. Greenfield, our Chairman and Chief Executive Officer, and Rami Abada, our President, Chief Financial Officer, Chief Operating Officer and a director. The proxy holders will vote shares according to the stockholder instructions on the proxy card. If a signed proxy card does not contain instructions, then the proxy holders will vote the shares FOR the election of the director nominees listed on the card; FOR ratifying the appointment of Eisner LLP as our independent auditors for the fiscal year ending August 27, 2005; and in their discretion, on any other business that may properly come before the meeting.

QUORUM AND VOTES REQUIRED

A majority of the votes of outstanding shares of common stock represented at the Annual Meeting in person or by proxy constitutes a quorum. Abstentions and broker non-votes will count towards the quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item, and has not received instructions from the beneficial owner.

Directors are elected by a plurality of votes cast, so the seven nominees receiving the most votes will be elected. Stockholders who do not wish to vote for one or more of the individual nominees may withhold authority as directed in the proxy card. Abstention and broker non-votes will count neither for nor against election.

The proposal to ratify the appointment of the independent auditors for the fiscal year ending August 27, 2005 requires the affirmative vote of a majority of shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Because abstentions are treated as shares present or represented and entitled to vote, abstentions with respect to this proposal will have the same effect as a vote against the proposal. Broker non-votes are not deemed to be present and represented and entitled to vote, and therefore will have no effect on the outcome of the vote.

VOTING RIGHTS, SHARES OUTSTANDING AND VOTES PER SHARE

Holders of common stock at the close of business on the record date of December 20, 2004 (the “Record Date”), are entitled to vote at the meeting.

As of the close of business on December 20, 2004, there were 5,763,058 shares of common stock outstanding.

Each share of common stock is entitled to one vote.

DISSENTERS’ RIGHTS

Under Delaware law, stockholders are not entitled to dissenters’ rights on any proposal referred to herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 29, 2004, information regarding the beneficial ownership of our common stock by (a) each person who is known to us to be the owner of more than five percent of our common stock, (b) each of our directors, (c) each of the named executive officers, and (d) all directors and executive officers and executive employees as a group. Information as to David A. Belford, the Pacchia, Grossman, Shaked, Wexford Group and Hans J. Klaussner and Klaussner Furniture Industries, Inc. is based on Schedules 13D filed by such persons or groups and information as to M. Shanken Communications, Inc. is based on a Schedule 13G filed by such entity:

Name and Address of Beneficial Owner	Amounts and Nature of Beneficial Ownership (1)		Percent of Class (%)
Harley J. Greenfield (2)	1,417,105	(2)(3)	20.7
Edward B. Seidner (2)	556,883	(2)(4)	9.5
Estate of Fred J. Love (2)	585,662	(2)(5)(6)	9.7
Jara Enterprises, Inc. (a related private company) (2)	293,579	(6)	5.1
David A. Belford (7)	394,000	(7)	6.8
Pacchia, Grossman, Shaked, Wexford Group (8)	482,100	(8)	8.4
M. Shanken Communications, Inc. (9)	587,771	(9)	10.2
Edward G. Bohn (10)	71,167	(10)	1.2
Kevin J. Coyle (11)	77,917	(11)	1.3
Leslie Falchook (12)	77,600	(12)	1.3
Rami Abada (2)(13)	903,001	(13)	13.7
Kevin Mattler (14)	70,000	(14)	1.2
Hans J. Klaussner and Klaussner Furniture Industries, Inc. (15)	1,443,230	(15)	20.0
Mark Berman (16)	56,333	(16)	1.0
All directors and executive officers and executive employees as a group (eight (8) persons)	3,230,006	(2)(3)(4)	49.9

(1)	All of such shares are owned directly with sole voting and investment power, unless otherwise noted below.

(2)	The address of Messrs. Greenfield, Abada and Seidner is c/o Jennifer Convertibles, Inc., 419 Crossways Park Drive, Woodbury, New York 11797. The address of the estate of Fred J. Love and Jara Enterprises, Inc. is One Ames Court, Plainview, New York 11803. Mr. Greenfield and the deceased Mr. Love are brothers-in-law.

(3)	Includes (a) 320,058 shares of common stock, (b) 300,000 shares of common stock underlying options to acquire convertible preferred stock granted to Mr. Greenfield by Klaussner and (c) 797,047 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date. Does not include 333,333 shares issuable upon the exercise of options which are not exercisable within 60 days of the Record Date. See “Executive Compensation.”

(4)	Includes (a) 456,883 shares of common stock and (b) 100,000 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date.

(5)	Includes (a) 293,579 shares of common stock owned by a related private company of which the estate of Mr. Love has sole voting and dispositive power and (b) 292,083 shares of common stock owned directly by the estate of Mr. Love.

(6)	All of the shares are beneficially owned by the estate of Mr. Love, the sole stockholder of a related private company, of which, Jane Love, Mr. Greenfield’s sister, is currently serving as the Interim President. Includes shares of our common stock owned by three of such private company’s wholly-owned subsidiaries.

(7)	The address of David A. Belford is 2097 S. Hamilton Road, Suite 200, Columbus, Ohio 43232.

(8)	Represents the shares of our common stock owned by a group which was formed to object to the prior proposed settlement of the derivative litigation referred to in “Legal Proceedings.” The group consists of the following persons and entities, each of which has the sole and shared power to vote and dispose, and total beneficial ownership, of the shares of common stock set forth opposite such persons’ or entity’s name: (1) Anthony J. Pacchia — sole 11,000, shared 20,700, total 31,700; (2) F&Co., Inc. as Custodian for Pacchia under IRA Account — sole 16,000, shared 15,700, total 31,700; (3) Anthony J. Pacchia, P.C., (Money Purchase) fbo Pacchia — sole 2,500, shared 29,200, total 31,700; (4) Sandra Pacchia Custodian for Lee Pacchia — sole 1,100, shared 30,600, total 31,700; (5) Sandra

Pacchia Custodian for Tom Pacchia — sole 1,100, shared 30,600, total 31,700; (6) Anthony T. Pacchia and Gloria Pacchia — sole 1,000, shared 15,000, total 16,000; (7) Anthony T. Pacchia, IRA Rollover — sole 15,000, shared 1,000, total 16,000; (8) Kenneth S. Grossman, Trustee, Profit Sharing Plan DLJSC — Custodian fbo Kenneth S. Grossman — sole 96,400, shared 3,500, total 99,900; (9) Kenneth S. Grossman — 3,500 sole, 96,400 shared, total 99,900; (10) IRA fbo Patricia Berger, DLJSC as custodian — sole 3,500, shared 0, total 3,500, (11) Ellen Grossman, Custodian for Andrew Grossman UGMA/ NY — sole 5,000, shared 0, total 5,000; (12) IRA fbo Howard Berger, DLJSC as custodian — sole 3,500, shared 0, total 3,500; (13) IRA fbo Jill Berger, DLJSC as custodian, Rollover Account — sole 3,500, shared 0, total 3,500; (14) IRA fbo Herbert Berger, DLJSC as custodian — sole 5,000, shared 0, total 5,000; (15) Marilyn Levy — sole 5,000, shared 0, total 5,000; (16) Ellen Grossman, Custodian for Joshua Grossman UGMA/NY — sole 5,000, shared 0, total 5,000; (17) Amir Shaked — sole 37,700, shared 1,300, total 39,000; (18) IRA fbo Amir Shaked—sole 1,300, shared 37,700, total 39,000; (19) Wexford Special Situations 1996, L.P. — sole 0, shared 142,783, total 142,783; (20) Wexford Special Situations 1996 Institutional L.P. — sole 0, shared 25,764, total 25,764; (21) Wexford Special Situations 1996 Limited — sole 0, shared 7,859, total 7,859; (22) Wexford-Euris Special Situations 1996, L.P. — sole 0, shared 36,094, total 36,094; (23) Wexford Management LLC — sole 0, shared 212,500, total 212,500; (24) IRA fbo Zachery Goldwyn — sole 52,500, shared 0, total 52,500. The address for group members (a) 1-5 is 602 Orchard Street, Cranford, New Jersey 07106, (b) 6 and 7 is 31 Center Board Drive, Bayville, New Jersey 08721, (c) 8-9, 11, 16, 17 and 18 is 620 Fifth Avenue, 7th Floor, New York, New York 10020, (d) 10 and 14 is 31 Wisconsin Avenue, N. Massapequa, New York 11578, (e) 12 and 13 is 58 Alpine Way, Dix Hills, New York 11746, (f) 15 is 155 East 76th Street, New York, New York 10022, (g) 19-21 and 23-24 is 411 West Putnam Avenue, Greenwich, Connecticut 06830, and (h) 22 is c/o Hemisphere Fund Managers Ltd., Harbour Centre, Georgetown, Grand Cayman Islands, B.W.I.

(9)	The address of M. Shanken Communications, Inc. is 387 Park Avenue South, New York, New York 10022.

(10)	Includes (a) 4,500 shares of common stock and (b) 66,667 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date of our common stock underlying exercisable options. Does not include 8,333 shares issuable upon the exercise of options which are not exercisable within 60 days of the Record Date.

(11)	Includes (a) 11,250 shares of common stock and (b) 66,667 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date. Does not include 8,333 shares issuable upon the exercise of options which are not exercisable within 60 days of the Record Date.

(12)	Includes (a) 27,600 shares of common stock and (b) 50,000 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date.

(13)	Includes (a) 53,001 shares of common stock and (b) 850,000 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date. Does not include 100,000 shares issuable upon the exercise of options which are not exercisable within 60 days of the Record Date.

(14)	Includes 70,000 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date. Does not include 10,000 shares issuable upon the exercise of options which are not exercisable within 60 days of the Record Date.

(15)	Includes (a) 1,424,500 shares underlying convertible preferred stock in connection with Klaussner’s $5,000,000 investment and (b) 18,730 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date. Based on information contained in the Schedule 13D filed by Klaussner and its owner, Hans J. Klaussner, Mr. Klaussner is the sole stockholder of the parent company of Klaussner and, accordingly, may be deemed the beneficial owner of the shares owned by Klaussner. The principal address of Klaussner is 405 Lewallen Street, Asheboro, North Carolina 27203. Hans J. Klaussner’s address is 7614 Gegenbach, Germany.

(16)	Includes (a) 27,000 shares of our common stock held directly by Mr. Berman; (b) 16,000 shares of our common stock held by Mr. Berman’s wife; (c) 2,000 shares of our common stock held under a Money Purchase Keogh f/b/o Mark Berman by CWAI Consultants Corp.; (d) 3,000 shares of our common stock held under a Profit Sharing Keogh f/b/o Mark Berman by CWAI Consultants Corp.; and (e) 8,333 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date. Does not include 16,667 shares issuable upon the exercise of options which are not exercisable within 60 days of the Record Date.

MANAGEMENT

Board of Directors

Our Certificate of Incorporation and Bylaws provide for our business to be managed by or under the direction of the Board of Directors. Under our Certificate of Incorporation and Bylaws, the number of directors is fixed from time to time by the Board of Directors. The Board of Directors currently consists of five members. Directors are elected for a period of one year and thereafter serve, subject to the Bylaws, until the next annual meeting at which their successors are duly elected by the stockholders.

Name	Age	Position(s) with the Company
Harley J. Greenfield	60	Director, Chairman of the Board and Chief Executive Officer
Edward G. Bohn	59	Director
Kevin J. Coyle	60	Director
Rami Abada	45	Director, President, Chief Operating Officer and Chief Financial Officer
Mark Berman	41	Director

Until November 9, 2004, Edward B. Seidner and Bernard Wincig served as members of our Board of Directors. These individuals resigned in order to facilitate our compliance with the listing requirement promulgated by the American Stock Exchange with respect to a listed company’s obligation to maintain a board of directors comprised of a majority of independent directors. Our Board of Directors has determined that the following members of the Board qualify as independent under the definition promulgated by the American Stock Exchange: Edward G. Bohn, Kevin J. Coyle and Mark Berman.

Harley J. Greenfield

Mr. Greenfield has been our Chairman of the Board and Chief Executive Officer since August 1986 and was our President from August 1986 until December 1997. Mr. Greenfield has been engaged for more than 30 years in the furniture wholesale and retail business and was one of the co-founders of the private company that established the Jennifer Convertibles concept in 1975. Mr. Greenfield is a member of the New York Home Furnishings Association.

Edward G. Bohn

Mr. Bohn has been a member of our Board of Directors since February 1995. In March 2001, Mr. Bohn was appointed Chief Financial Officer of Nova Corp., a company that constructs and manages the construction of data centers serving the telecommunications (Internet) industry both domestically and internationally, after having been a director and consultant since December 1999. Since September 1994, he has also operated as an independent consultant in financial and operational matters.

Kevin J. Coyle

Mr. Coyle was appointed as a member of our Board of Directors in February 1995. Mr. Coyle has been a certified public accountant specializing in litigation support since 1972. From January 2000 to July 2004, Mr. Coyle served as the Chief Financial Officer of Fresh Direct LLC, a company that sells perishable food products directly to consumers over the Internet. In July 2004, Mr. Coyle retired from Fresh Direct and has resumed his specialization in litigation support. Mr. Coyle graduated from Queens College with a B.S. in accounting and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Rami Abada

Mr. Abada became our President and a member of our Board of Directors in December 1997, has been our Chief Operating Officer since April 1994 and became our Chief Financial Officer in September 1999. Mr. Abada was our Executive Vice President from April 1994 to December 1997. Prior to joining us, Mr. Abada had been employed by a related private company since 1982. Mr. Abada is also a director of CCA Industries, Inc.; a public company engaged in the manufacture and distribution of health and beauty aid products.

Mark L. Berman

Mr. Berman was appointed a member of our Board of Directors in May 2003. Mr. Berman has been the Managing Partner of Liquid Realty Partners, a buy-side investment firm that acquires limited partnership interests on a secondary basis in the $100 billion private real estate fund market, since March 2002. In 1994, Mr. Berman co-founded Trinad Partners, Inc., a boutique merchant banking firm, where he focused on mid-market leveraged-buyout and growth equity investments. In the late 1990’s, Mr. Berman was a Co-Founder and Chairman of OuterForce Systems, Inc., an early stage software company. Mr. Berman has a J.D. from New York University School of Law and a B.S. in Finance from the State University of New York at Albany.

THE BOARD AND ITS COMMITTEES

Committees and Meetings

Our directors are elected at the Annual Meeting and hold office until their successors are elected and qualified. Our officers are appointed by the Board of Directors and serve at the pleasure of the Board of Directors.

The Board of Directors held five meetings during the 2004 fiscal year. None of the directors attended fewer than 75% of the number of meetings of the Board of Directors or any committee of which he is a member held during the period in which he served as a director or committee member, as applicable. The Board of Directors has adopted a policy pursuant to which each member of the Board of Directors is strongly encouraged to attend each annual meeting of our stockholders. All of the directors who had been serving on our Board of Directors at the time of our 2004 annual meeting of stockholders attended such annual meeting.

Compensation and Option Committee.   Our Compensation and Option Committee currently has three members, Edward Bohn, Kevin Coyle and Mark Berman. Prior to Bernard Wincig’s resignation from the Board of Directors effective November 9, 2004, Mr. Wincig had served as a member of the Compensation and Option Committee. Our Compensation and Option Committee administers our 2003 Stock Option Plan and reviews, approves and makes recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. Messrs. Bohn, Coyle and Berman qualify as independent under the definition promulgated by the American Stock Exchange. Please also see the report of the Compensation Committee set forth elsewhere in this proxy statement.

Audit Committee.  The Board of Directors has a separately designated standing Audit Committee that consists of Mark Berman, Edward Bohn (Chairman) and Kevin Coyle. During the fiscal year ended August 28, 2004, the Audit Committee held nine meetings. The Board of Directors has adopted and amended a written charter for the Audit Committee. Pursuant to our written Audit Committee Charter, the Audit Committee is empowered to retain and terminate the services of our independent public accountants and review the independence of such public accounting firm. The Audit Committee also reviews financial statements, the scope and results of annual audits and the audit and non audit fees of the independent public accountants. Furthermore, the committee reviews the adequacy of our internal controls and procedures, the structure of our financial organization and the implementation of our financial and accounting policies, and monitors our transactions with the related private company. All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and the American Stock Exchange, as such standards apply specifically to members of audit committees. The Board has determined that each of Messrs. Bohn and Coyle is an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 401 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

Nominating and Governance Committee.  Our Nominating and Governance Committee has three members, Mark Berman, Edward Bohn and Kevin Coyle. This committee’s role is to make recommendations to the full Board of Directors as to the size and composition of the Board of Directors and to make recommendations as to particular nominees. All members of the Nominating and Governance Committee qualify as independent under the definition promulgated by the American Stock Exchange. The Nominating and Governance Committee did not hold any meetings during fiscal 2004.

The Nominating and Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. As set forth in the Nominating and Governance Committee Charter, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2006 Annual Meeting of Stockholders, it must follow the procedures described in “Stockholder Proposals and Nominations For Director.” If a stockholder wishes simply to propose a candidate for consideration as a nominee by the Nominating and Governance Committee, it should submit any pertinent information regarding the candidate to the members of the Nominating and Governance Committee by mail at 419 Crossways Park Drive, Woodbury, New York 11797.

A copy of the Nominating and Governance Committee’s written charter is annexed hereto as Appendix A.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our investor relations firm, Radcliffe & Associates, at 212-605-0201. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions to the non-employee Board members via e-mail at boardofdirectors@jenniferfurniture.com.

Legal Proceedings

Beginning in December 1994, a series of six actions were commenced as derivative actions on our behalf, against, among others, Harley J. Greenfield, Fred J. Love, Edward B. Seidner and Bernard Wincig, in: (a) the United States District Court for the Eastern District of New York, entitled Philip E. Orbanes v. Harley J. Greenfield, et al., Case No. CV 94-5694 (DRH) and Meyer Okun and David Semel v. Al Ferrara, et al., Case No. CV 95-0080 (DRH); Meyer Okun Defined Benefit Pension Plan, et al. v. Bdo Seidman & Co., Case No. CV 95-1407 (DRH); and Meyer Okun Defined Benefit Pension Plan v. Jerome I. Silverman Company, et. al., Case No. CV 95-3162 (DRH); (b) the Court of Chancery for the County of New Castle in the State of Delaware, entitled Massini v. Harley J. Greenfield, et. al., Civil Action No. 13936 (WBC); and (c) the Supreme Court of the State of New York, County of New York, entitled Meyer Okun Defined Benefit Pension Plan v. Harley J. Greenfield, et. al., Index No. 95-110290.

The complaints in each of these actions assert various acts of wrongdoing by the defendants, as well as claims of breach of fiduciary duty by certain of our present and former officers and directors, including, but not limited to, claims relating to the matters described in our December 2, 1994 press release.

As described in prior filings with the Securities and Exchange Commission, we entered into settlement agreements in connection with the derivative litigation, and in the case of certain of such agreements, we agreed to court approval of such settlement by a certain date. Such court approval was not obtained by such date, and in July 1998, a related private company exercised its option to withdraw from the settlement.

As described under the heading “Certain Relationships and Related Transactions”, on July 6, 2001, a related private company and we entered into a series of agreements designed to settle the derivative action among such private company, certain of our current and former officers and directors, former accounting firms and us. Effectiveness of the agreements is subject to certain conditions, including court approval. We also entered into an Interim Operating Agreement designed to implement certain of the provisions of the settlement agreement prior to court approval. While we expect that such settlement agreements will soon be presented to the court for its approval, there can be no assurance that the court will approve the settlement or that a settlement will occur on the terms described under such heading.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid for the fiscal years ended August 28, 2004, August 30, 2003 and August 31, 2002, or such shorter period as such employees were employed by us, to those persons who were either (a) the chief executive officer as of August 28, 2004 or (b) one of our four other most highly compensated executive officers or executive employees as of August 28, 2004 whose total annual salary and other compensation exceeded $100,000 (collectively with the Chief Executive Officer, the “Named Executive Officers”).

		Annual Compensation			Long-term compensation
					Awards		Payouts
Securities
Name and principal position	Year	Salary		Bonus	Underlying options/ SARs			All other compensation
		($)		($)	(#)			($)
(a)	(b)	(c)		(d)	(e)			(f)
Harley J. Greenfield, Chairman of the Board and Chief Executive Officer	2004 2003 2002	440,700 431,974 425,000	(1) (1)	— 335,650 (1)	— 300,000 —	(3)		0 0 0 (1)
Rami Abada, President, Chief Operating Officer and Interim Chief Financial Officer	2004 2003 2002	542,800 532,052 429,400	(2) (2)	— 335,650 (2)	— 300,000 —	(4)		0 0 0 (2)
Edward B. Seidner, Executive Vice President	2004 2003 2002	300,000 300,000 300,000		— — —	— —			0 0 0
Kevin Mattler, Senior Vice President—Store Operations	2004 2003 2002	131,000 131,000 131,000		20,582 24,744 21,530	30,000 —	(5)		0 0 0
Leslie Falchook Senior Vice President—Administration	2004 2003 2002	116,000 116,000 116,000		— — —	— — —			0 0 0

(1)	On August 15, 1999, we entered into a five-year renewable employment agreement with Mr. Greenfield under which Mr. Greenfield is entitled to a base salary of $400,000, subject to certain cost-of-living increases, and incentive bonuses based on our earnings before interest, taxes, depreciation and amortization (“EBITDA”) and revenues. During the 2002 fiscal year, we provided Mr. Greenfield, at our expense, a split-dollar life insurance policy for his benefit with a face amount equal to $6,000,000. The premium cost us $111,000 for the fiscal year ended August 31, 2002. In 2003, we ceased the payment of premiums for the policy.

(2)	On August 15, 1999, we entered into a five year renewable employment agreement with Mr. Abada under which Mr. Abada is entitled to a base salary of $400,000 for the first three years and $500,000 thereafter, subject to certain cost-of-living increases, incentive bonuses based on EBITDA and revenues, and stock options to purchase 300,000 shares of our common stock at $3.51 per share which were granted to Mr. Abada in August of 1999. During the 2002 fiscal year, we provided Mr. Abada, at our own expense, a split-dollar life insurance policy for his benefit with a face amount equal to $3,000,000. The premium was $32,000 for the fiscal year ended August 31, 2002. In 2003, we ceased the payment of premiums for the policy.

(3)	On November 25, 2002, Mr. Greenfield was granted options to purchase 300,000 shares of our common stock at $3.90 per share.

(4)	On November 25, 2002, Mr. Abada was granted options to purchase 300,000 shares of our common stock at $3.90 per share.

(5)	On November 25, 2002, Mr. Mattler was granted options to purchase 30,000 shares of our common stock at $3.90 per share.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table provides information regarding the exercise of options by each of the named executive officers during the 2004 fiscal year. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of August 28, 2004 and the values of “in-the-money” options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the common stock.

			Number of Securities Underlying Unexercised Option at August 28, 2004 (%)				Value of Unexercised In-the-Money Options at August 28, 2004 ($) (1)
Name	Shares Acquired on Exercise ($)	Value Realized ($)	Exercisable		Unexercisable		Exercisable	Unexercisable
			Shares	%	Shares	%
Harley J. Greenfield (2)(3)(9)(12)	N/A	N/A	697,047	29.3	200,000	35.5	$196,051	$0
Rami Abada (3)(5)(6)(7)(10)(13)	N/A	N/A	750,000	31.6	200,000	35.5	$138,000	$0
Edward B. Seidner (3)(11)	N/A	N/A	100,000	4.2	0	0.0	$0	$0
Leslie Falchook (3)(4)	N/A	N/A	50,000	2.1	0	0.0	$45,500	$0
Kevin Mattler (3)(8)(14)	N/A	N/A	60,000	2.5	20,000	3.6	$45,500	$0

(1)	The value of unexercised in-the money options at fiscal year end assumes a fair market value for our common stock of $2.91, the closing sale price per share of our common stock as reported on the American Stock Exchange on August 28, 2004, less the exercise price of each option.

(2)	Includes 297,047 options granted on August 10, 2000 at an exercise price of $2.25 per share.

(3)	All options were granted at an exercise price at least equal to the market value of the underlying common stock on the date of grant.

(4)	Includes 50,000 options granted on May 6, 1997 to Mr. Falchook at an exercise price of $2.00 per share in exchange for the cancellation of 20,000 options granted to Mr. Falchook on January 25, 1993 at an exercise price of $13.125 per share.

(5)	Includes 100,000 options granted to Mr. Abada on May 6, 1997 at an exercise price of $2.00 per share.

(6)	Includes 100,000 options granted to Mr. Abada on December 3, 1997 at an exercise price of $2.44 per share.

(7)	Includes 300,000 options granted to Mr. Abada on August 15, 1999 at an exercise price of $3.51 per share.

(8)	Includes 50,000 options granted to Mr. Mattler on May 6, 1997 at an exercise price of $2.00 per share.

(9)	Includes 300,000 options granted to Mr. Greenfield on January 12, 2001 at an exercise price of $3.52 per share.

(10)	Includes 150,000 options granted to Mr. Abada on January 12, 2001 at an exercise price of $3.52 per share.

(11)	Includes 100,000 options granted to Mr. Seidner on January 12, 2001 at an exercise price of $3.52 per share.

(12)	Includes 300,000 options granted to Mr. Greenfield on November 25, 2002 at an exercise price of $3.90 per share.

(13)	Includes 300,000 options granted to Mr. Abada on November 25, 2002 at an exercise price of $3.90 per share.

(14)	Includes 30,000 options granted to Mr. Mattler on November 25, 2002 at an exercise price of $3.90 per share.

Employment Agreements

Messrs. Greenfield and Abada each entered into an employment agreement with us for a five-year period commencing August 15, 1999. Each agreement was automatically renewed for a one-year period on the third and fourth anniversaries of the effective date and shall automatically renew for an additional year on each anniversary thereafter, absent notice of termination by the executive or us.

In consideration for his service as Chief Executive Officer, Mr. Greenfield receives a salary of not less than $400,000 per year, which increases annually in accordance with the terms of his agreement. In consideration for his service as Chief Financial Officer, Chief Operating Officer and President, Mr. Abada receives a salary of not less than $400,000 per year for the first three years of his employment term and not less than $500,000 per year thereafter, which increases annually in accordance with the terms of his agreement. Each agreement also provides for annual bonus compensation and participation in all compensation programs that we establish, including participation in our stock option plans.

Each agreement allows us or the employee to terminate the agreement upon written notice, and contains other provisions for termination by the company for “cause,” or by the employee for “good reason” (as these terms are defined in such employment agreements). Early termination may, in some circumstances, result in a lump sum payment of three times the executive’s annual salary in effect and the bonus earned for the fiscal year in which the termination occurs, plus continuation of employee welfare benefit plans for three years. Each agreement includes non-competition, non-solicitation and non-disparagement covenants.

Director Compensation

Non-employee directors currently receive a fee of $10,000 per year, plus $500 per meeting attended which fees amounted to an aggregate of $50,965 in fiscal 2004. In addition, Edward Bohn will be paid $50,000 in connection with his service as Chairman of the Audit Committee during fiscal 2004. Directors are reimbursed for out-of-pocket expenses incurred in connection with their services and awarded stock options annually. During fiscal 2004, Messrs. Bohn, Coyle and Berman were not granted any options.

Compensation Committee Interlocks and Insider Participation

During fiscal 2004, none of our officers or employees participated in deliberations of the Board of Directors concerning executive officer compensation. None of our officers or employees serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors.

Report of the Board of Directors Regarding Executive Compensation

In September 2003, the Board of Directors of Jennifer Convertibles designated and appointed a Compensation and Option Committee (the “Committee”) to replace its former Stock Option Committee. The Compensation and Option Committee initially consisted of Edward Bohn, Kevin Coyle, Bernard Wincig and Mark Berman, until Mr. Wincig’s resignation from the Board of Directors effective November 9, 2004. The role of the Committee is to determine the compensation for executive officers and for other key employees, both on an individual and group basis, and to act as the administrator of the Jennifer Convertibles 2003 Stock Option Plan, which includes the authority to grant to our employees, directors and consultants options to purchase our common stock. Edward Bohn, Kevin Coyle and Mark Berman are “independent” as defined in Section 121(A) of the American Stock Exchange original listing requirements.

Prior to the formation of the Committee, decisions regarding the compensation of executive officers were made by the entire Board of Directors, except that when the compensation of an executive officer who is also a director was being decided, such director did not participate in the consideration or decision regarding his compensation. The Board also evaluated the performance of, and determined compensation policies and levels for, executive officers. Furthermore, while the former Stock Option Committee administered our stock option plans and was authorized to grant options to non-management employees and consultants, the full Board reviewed and approved all option grants for executive officers and directors, as well as options granted outside of such plans.

Executive compensation policy. In order to retain qualified personnel, we must offer a total compensation package that has the potential for substantial rewards for our long term success. Our aim is to retain and reward executive officers and other key employees who contribute to our success and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and creation of stockholder value, the Committee has adopted a total compensation package comprised of base salary, annual bonus and stock option awards. Key elements of the compensation philosophy are:

•	We maintain annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	We provide significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to our business challenges and opportunities as owners and not just as employees.

Determining executive compensation.  The compensation for our principal executive officer and principal financial officer is governed by the terms of preexisting employment agreements with each of these individuals. With respect to the annual salaries of our other executives, the Committee reviews how well these executives are serving Jennifer Convertibles’ goals and determines annual compensation for the coming year. The Committee also reviews the performance of each executive officer and the financial condition of the company. The Committee then considers the following major components of executive compensation for all executive officers (including the principal executive officer and principal financial officer, with respect to the Committee’s determining of their annual bonus and stock option awards):

Base salary.  Each executive officer receives a salary based on the executive’s experience, qualifications and performance. The Committee annually reviews each executive officer’s base salary. Among the factors taken into consideration are (1) individual and corporate performance, (2) levels of responsibility, (3) prior experience, (4) breadth of knowledge of the industry, and (5) competitive pay practices. With respect to the principal executive officer and principal financial officer, the Committee adheres to the terms of their respective employment agreements in its determination of the base salaries of these individuals. Absent the existence of an employment agreement that provides for salary increases, base salaries will only increase if each executive’s historical performance warrants an increase and if the increase is prudent in view of our financial condition.

Annual bonus.  In addition to the base salary, we may reward executives each year for the achievement of financial or operational goals. Our decisions with respect to cash bonuses also take into account our liquidity and capital resources at the time. We did not give out bonuses to any of our executive officers during fiscal 2004 other than Kevin Mattler.

Additional Compensation. At present, we also grant options pursuant to our 2003 Stock Option Plan, We do not have a defined benefit pension plan, and contributions to executives’ accounts under our 401(k) plan are limited by federal tax regulations. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the plan is at least 100% of the fair market value of our common stock on the date of grant. Employees receive value from these grants only if the common stock appreciates over the long-term. In determining persons who receive options and the number of shares to be covered by each option, the Committee considers the person’s position, responsibilities, service, accomplishments, present and future value to the company, the anticipated length of his or her future service and other relevant factors.

Fiscal Year 2004 Compensation. During the fiscal year ended August 28, 2004, we continued compensation under our employment agreements with Mr. Greenfield and Mr. Abada, with increases in their base salaries as called for in their respective agreements. Stock option grants for the executive officers reflected their achievement of corporate and operational goals.

The salary for our Chief Executive Officer, Harley J. Greenfield, during the last fiscal year was determined in accordance with our employment agreement with him, effective as of August 15, 1999. The stock options granted to Mr. Greenfield were determined in accordance with the criteria described above under, “Determining Executive Compensation.” Mr. Greenfield’s compensation reflects the Committee’s subjective assessment of (1) his performance, (2) his skills in relation to other chief executive officers in the retail furniture industry, and (3) the Board’s assessment of Jennifer Convertibles’ performance.

SUBMITTED BY THE COMPENSATION COMMITTEE:

Edward G. Bohn, Chairman
Kevin J. Coyle
Mark Berman

Performance Graph

The following graph compares the annual percentage change in our cumulative total stockholder return on our common stock during a period commencing on August 26, 1999 and ending on August 28, 2004 (as measured by dividing (A) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our stock price at the end and the beginning of the measurement period; by (B) our stock price at the beginning of the measurement period) with the cumulative total return of The NASDAQ Stock Market (U.S.) Index and the S&P Home Furnishings SuperCap Index during such period. We have not paid any dividends on our common stock, and we do not include dividends in the representation of our performance. The stock price performance on the graph below does not necessarily indicate future price performance.

	8/26/00	8/25/01	8/31/02	8/30/03	8/28/04
JENNIFER CONVERTIBLES, INC.	112.59	94.10	194.37	191.76	137.48
NASDAQ STOCK MARKET (U.S.)	176.26	64.34	50.28	57.07	60.25
S & P HOME FURNISHINGS SUPERCAP	85.28	120.19	126.48	146.74	153.00

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require us to disclose late filings of reports of stock ownership and changes in stock ownership by our directors, officers and ten percent stockholders. To our knowledge, based solely on our review of (a) the copies of such reports and amendments thereto furnished to us and (b) written representations that no other reports were required, during our fiscal year ended August 28, 2004, all of the filings for our officers, directors, and ten percent stockholders were made on a timely basis.

CORPORATE CODE OF CONDUCT AND ETHICS

We have adopted a Corporate Code of Conduct and Ethics (the “Code”) that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. The text of the Code is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended August 28, 2004. Disclosure regarding any amendments to, or waivers from, provisions of the Code that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of the American Stock Exchange.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Until November 1994, Harley J. Greenfield, Fred J. Love and Edward B. Seidner, each owned 33-1/3% of a related private company, which, together with its subsidiaries, owns or licenses certain stores (the “private company stores”). In November of 1994, Messrs. Greenfield and Seidner sold their interests in the related private company for long-term notes and options to purchase shares of our common stock owned by Mr. Love and the related private company, which resulted in Mr. Love beneficially owning 100% of the private company. Mr. Love passed away in October 2004 and Jonathan Warner has been appointed as the trustee of Mr. Love’s estate. Jane Love, Mr. Greenfield’s sister, is currently acting as the interim President of the private company. The private company is responsible for the warehousing for our stores, and the private company stores, and leases and operates the warehouse facilities for such stores. Until December 31, 1993, the private company was also responsible for purchasing and certain advertising and promotional activities for our owned stores, our licensed stores and the private company stores. Effective January 1, 1994, we assumed the responsibility for purchasing and advertising for our stores. The private company is responsible for a share of all advertising production costs and costs of publication of promotional material within the New York area. Until October 28, 1993, a corporation of which Messrs. Greenfield, Seidner and Love each owned 33-1/3%, owned the trademarks “Jennifer Convertibles” and “With a Jennifer Sofabed, There’s Always a Place to Stay.” On October 28, 1993, these trademarks were assigned to us from such corporation for nominal consideration, and we agreed to license such trademarks to the private company in New York, as described below. Mr. Love is, and until November 1994, Mr. Seidner was, an executive officer and director of the private company.

As noted above, in November 1994, Mr. Greenfield and Mr. Seidner sold their interests in the private company in exchange for long-term promissory notes from the private company and options to purchase shares of our common stock that were owned by the private company and Mr. Love. These notes are due in December 2023. Only interest was payable on the notes until December 1, 2001 and, thereafter, principal is payable on a monthly basis through the maturity date. The aggregate principal amount of the notes is $10,273,204, of which $5,136,602 is owed to Mr. Greenfield and $5,136,602 is owed to Mr. Seidner. The notes bear interest at a rate of 7.5% per annum, although a portion of such interest was deferred for a period of time. During the fiscal year ended August 28, 2004, Mr. Greenfield and Mr. Seidner each received approximately $360,000 in interest on their promissory notes from the private company. The notes are secured by a security interest in the private company’s personal property. Mr. Love’s personal guaranty of the notes was released by Messrs. Greenfield and Seidner in connection with the tentative settlement of the litigation between the private company and us. The options held by Mr. Greenfield and Mr. Seidner to purchase the Jennifer Convertibles common stock owned by the estate of Mr. Love and the private company referred to above were exercisable at a price of $15.00 per share until they expired on November 7, 2004, for an aggregate of 585,662 shares of such common stock, of which 292,831 options were owned by Mr. Greenfield and 292,831 by Mr. Seidner. In addition, Mr. Greenfield and Mr. Seidner each owe significant amounts to the private company.

In July 2001, the private company and we entered into a series of agreements designed to settle the derivative action among the private company, certain of our current and former officers and directors and former accounting firms and us. Effectiveness of the agreements is subject to certain conditions, including court approval. We also entered into an Interim Operating Agreement designed to implement certain of the provisions of the settlement agreement prior to court approval.

The material terms of the settlement agreements are as follows:

Pursuant to a Warehouse Transition Agreement, the private company will transfer to us the assets related to the warehouse system currently operated by the private company and we will assume responsibility for the leases and other costs of operating the warehouse. Pursuant to computer hardware and software agreements, we will also assume control of and responsibility for the computer system used in the operations of the warehouse systems and stores while providing the private company with access to necessary services.

Pursuant to a Warehousing Agreement, we will be obligated to provide warehouse services to the private company of substantially the type and quality that the private company formerly provided to us. During the first five years of the agreement, we will receive a fee of 2.5% on the net sales price of goods sold by the private company for up to $27,640,000 in sales, and 5% on net sales over $27,640,000. After five years, we will receive a fee of 7.5% of all net sales by the private company. In addition, during the full term of the agreement, we will receive a fee for fabric protection and warranty services at the rate we were being charged, subject to documented cost increases. On May 8, 2003, the private company and we entered into an Amendment No. 2 to the Warehousing Agreement. The parties agreed to increase the amount we charge to the private company for fabric protection by one third of the increase charged by the private company’s stores to its customers for like services. In turn, the parties agreed that the $600,000 annual payment to be paid to the private company by us at the end of our fiscal years ending August 30, 2003, August 28, 2004 and August 25, 2005 shall be adjusted on an annual basis, upwards or downwards, by $50,000 for each $1,000,000 by which our revenues from the sale of fabric protection and related warranties from all customers, including private company customers exceed, or are less than, $11,000,000.

Pursuant to a Purchasing Agreement, we will continue to purchase merchandise for ourselves and the private company on substantially the same terms as our current terms, except that the private company will have 85 days to pay the amounts due.

We will also receive, for no cost, the limited partnership interests in limited partnerships currently operating 48 stores. We currently own the general partnership interest in such limited partnerships. The operations of these stores are currently included in our consolidated financial statements, which are part of our Annual Report on Form 10-K for the fiscal year ended August 28, 2004. Accordingly, this will not materially impact our financial statements. However, after the settlement, we will wholly own the partnerships operating the stores.

Under a Management Agreement and License, we will be responsible for managing the sales of the private company’s stores so that the stores will be substantially the same as our own stores, provided that, the private company is not obligated to spend more than $25,000 per store or $100,000 in any 12-month period on maintenance and improvements to its stores. If the private company’s sales for the period beginning January 1, 2002 and ending on August 30, 2003 had exceeded $45,358,000, we would have received a management fee of 48% of the excess. Thereafter, if the private company’s sales exceed $27,640,000 in any 12-month period commencing August 31, 2003, we will receive a management fee of 10% of any excess of amounts up to $29,640,000, and 48% of any excess for amounts over $29,640,000 for that 12-month period.

The private company has agreed to limit the number of its stores in the New York City area to a total of 30, one of which may be a clearance store for the sale of damaged or discontinued merchandise and floor samples. We have the right to open an unlimited number of stores in New York and will pay to the private company a royalty of $400,000 per year, which includes stores already open in New York. On November 18, 2004, the Management Agreement and License, pursuant to which we are required to make such royalty payments to the private company, was amended such that the private company has agreed to waive its rights to receive from us such annual royalty payment during the period commencing January 1, 2005 through the date on which court approval is granted. Because we may negatively impact the private company’s sales by opening additional stores of our own in New York and because we will be managing the private company’s stores, we agreed to pay the private company 10% of the amount by which its net sales are less than $45,358,000 for the period beginning January 1, 2002 and ending on August 30, 2003, provided that, if their net sales had fallen below $42,667,000 for that period, we would have been obligated to pay the private company 15% of the shortfall amount, provided further that, such amounts, together with amounts we paid for advertising if the private company’s sales had dropped below $45,358,000 for the same period, were not to exceed $4,500,000 in the aggregate. Thereafter, we agreed to pay the private company 10% of the amount by which their yearly net sales for any period beginning August 31, 2003 are below $27,640,000, provided that, if their yearly net sales fall below $26,000,000, we will pay the private company 15% of such shortfall amount, provided further, that such amounts, together with amounts we may pay for advertising if the private company’s sales drop below $27,640,000, shall not, in the aggregate, exceed $2,700,000 in any such 12 month period. As private company sales did not meet the threshold amount, we paid $277,000 and $221,000 to the private company during the 12—month periods ended August 28, 2004 and August 30, 2003, respectively. On November 18, 2004, the Management Agreement and License, pursuant to which the Company is required to make such payments to the private company, was amended such that the private company has agreed to waive its rights to receive the payments described above during the period commencing January 1, 2005 through August 31, 2007. This waiver also covers any payments during such period in the event that the settlement agreements are approved by the court and become effective during such period

The private company shall contribute $125,750 per month to advertising, provided that such amount shall be reduced by the lesser of $80,000 or 1% of our sales in New York (other than sales of leather furniture and sales from six stores in New York that we have owned for many years). Messrs. Greenfield and Seidner, each an officer, director and principal stockholder of our company, had agreed to be responsible for up to an aggregate of $300,000 of amounts due under these provisions in each year. The agreement with Messrs. Greenfield and Seidner was terminated effective July 16, 2003 and they were not required to pay a contribution of $188,000 for the year ended August 30, 2003.

The private company has the right to close stores and, if it does, we have the right to purchase them for the cost of the related inventory (typically, approximately $50,000) and, subject to obtaining any necessary landlord’s consent, continue the operations of the stores for our own account. The closing of stores by the private company does not affect our obligation to pay the private company for shortfalls in its sales.

The Management Agreement and License expires in 2049 and may be terminated by an arbitrator for material breach. Such agreement also terminates upon purchase by us of the private company’s stores pursuant to the option agreement described below. If terminated for a reason other than a purchase, we would be obligated not to sell furniture other than leather furniture in New York, except in certain counties, and, accordingly, would have to either sell our Jennifer Convertibles stores to the private company, close them or convert them to Jennifer Leather stores. In addition, in the event of such termination, we would have to make up certain shortfalls, if any, in the private company’s sales in cash or by delivery of stores in New York that meet certain sales volume requirements.

In settlement of certain disputes for amounts due us from the private company, the private company will execute three notes to us in the aggregate principal amount of $2,600,000, plus amounts owed at the closing date for purchasing and other services, including a note in the principal amount of $200,000, which is due over three years and bears interest at 6% per annum, a note in the principal amount of $1,400,000, which is due over five years and bears interest at 6% per annum, and a note for the remaining principal amount, which is due, with respect to the amount in excess of $1 million, if any, within ninety days, and with respect to the balance, if any, over five years without interest.

Pursuant to an Option Agreement, we will receive the option to purchase the assets relating to the private company’s stores for a period of 10 years beginning on the tenth anniversary of entering into the definitive agreements at a purchase price starting at $8,125,000, plus the assumption of approximately $5,000,000 in principal of notes due to Messrs. Greenfield and Seidner, and decreasing over the term of the option. If we exercise the option agreement, the private company will enter into an asset purchase agreement.

Under the Interim Operating Agreement, we will operate in most respects as if a closing under the agreements summarized above had occurred, except that the private company will not transfer the warehouse assets, computer system or limited partnership interests. However, we will operate the warehouse system and manage the private company stores as if the closing had occurred and we will be able to continue to open stores in New York as if such closing had occurred. If, for any reason, the court fails to approve the settlement and there is no appeal, the Interim Operating Agreement will terminate. In such case, everything would go back to the way it was before such agreement was signed, except that we would have a license to continue to operate the stores we open in New York for a royalty of $400,000 per year plus 5% of net sales in New York, except for sales of leather furniture and from certain of the older New York stores owned by us.

Under the Interim Operating Agreement, we paid $200,000 as a one-time royalty fee for opening four additional stores in New York, which was accounted for in fiscal year 2001.

The main impact of the Interim Operating Agreement is that we receive the benefits of operating the warehouse system, net of the related costs. We no longer have to pay the private company amounts for warehousing and fabric protection. We also generate additional revenues from services to the private company. However, offset against these savings are the expenses of operating the warehouse, including estimated annual rent of $1,000,000, as well as other operating expenses, including personnel costs. For fiscal 2004, the effect was a loss of $694,000.

In addition, pursuant to the Management Agreement and License we will be able to open additional stores in New York, will manage the private company’s stores and will be subject to the possibility of having to make payments for periods commencing after January 2002, in respect of any shortfall in the private company’s sales. On November 18, 2004, the Management Agreement and License, was amended such that the private company has agreed to waive its rights to receive such payments during the period commencing January 1, 2005 through August 31, 2007. This waiver also covers any payments during such period in the event that the settlement agreements are approved by the court and become effective during such period.

One other consequence of operating under the Interim Operating Agreement is that the private company now has 85 days to pay for merchandise purchased by us for the private company’s account. The extended payment terms slow our cash flow from the private company and, based on purchases by the private company, in fiscal 2004, the adverse impact on cash flow was approximately $1,500,000, compared to the amount of cash we would have received from the private company under the prior payment terms of 30 days from invoice.

A monitoring committee will be set up to review, on an on-going basis, the relationships between the private company and us in order to avoid potential conflicts of interest between us. The monitoring committee will consist of two persons, Kenneth Grossman, one of the parties objecting to the original settlement between the private company and us, and Edward G. Bohn, a current member of our Board of Directors. The monitoring committee will remain in effect for five years after the approval of the settlement by the court.

As of August 28, 2004, the private company owed to us $2,788,000 for current charges for fiscal 2004, which have since been fully paid. Amounts owed by the private company to us as of August 28, 2004, which consist of unpaid amounts from fiscal 1996 and prior years totaling $4,722,000, are reserved in the accompanying consolidated financial statements due to uncertain collectibility.

Prior to the agreements signed in July 2001, the following agreements were in effect:

Pursuant to a license agreement between the private company and us, the private company had the perpetual, royalty-free right to use, sublicense and franchise the use of the trademarks “Jennifer Convertibles,” with “Jennifer Sofabeds, There’s Always a Place to Stay” in the state of New York. The license is exclusive in that territory, and subject to certain exceptions, including nine stores operated by us in New York on a royalty-free basis and up to two additional stores that the private company has agreed may be opened in New York on a royalty-free basis.

The private company provided certain warehouse facilities and related services, including arranging for goods to be delivered to such facilities and to customers pursuant to a warehousing agreement between the private company and us. The private company also provided fabric protection services, including a lifetime warranty, to our customers and our licensees.

By agreement dated November 1, 1995, the private company and we agreed as to certain amounts owed to each other, as of August 26, 1995, as well as amounts owed by certain of our consolidated licensees other than Southeastern Florida Holding Corp., which we refer to as the “Private Licensees.” In addition, the private company agreed to assume the obligations of the Private Licensees referred to above and to offset the amounts owed to us by the private company against the amounts owed to the private company by us. Pursuant to the Offset Agreement dated March 1, 1996, we agreed to continue to offset, on a monthly basis, amounts owed by the private company and the Private Licensees to us for purchasing, advertising, and other services and matters against amounts owed by us to the private company for warehousing services, fabric protection, freight and other services and matters.

Before May 26, 2001, the private company was responsible for all fabric protection warranty claims, and all fabric protection revenue was recognized when the sale was delivered. After May 26, 2001, as a result of the execution of the Interim Operating Agreement, we became responsible for all fabric protection claims, and revenue from the sale of fabric protection is recognized over the estimated service period. The result was that fabric protection revenue that we would have recognized as revenue immediately was treated as deferred income on our balance sheet and, if not for the amendment to the agreement with the private company referred to in the following paragraph, would have been recognized in proportion to the costs expected to be incurred in performing services under the plan.

As this accounting treatment was an unintended result of the Interim Operating Agreement, we entered into an amendment to such agreement with the private company pursuant to which, for a payment of $400,000 payable in eight installments of $50,000, the private company became responsible for fabric protection claims made after June 23, 2002 as to previously sold merchandise and, for $50,000 per month, subject to adjustment based on the annual volume of sales of the fabric protection plans, the private company is responsible for fabric protection claims made with respect to all merchandise sold between June 23, 2002 and August 28, 2004, subject to an extension of the term at our option through August 27, 2005, which we exercised on June 24, 2004.

Additional Matters

Rami Abada, our President, Chief Operating Officer and Chief Financial Officer, owned two corporations, each of which owned a licensed Jennifer Convertibles store. On March 23, 2000, Mr. Abada sold these two stores to the private company for the sum of $300,000. As of August 28, 2004, he has been paid in full.

Since March 2003, we have been leasing space for a clearance center store in a building owned by Rami Abada’s father.

From time to time, the private company and we use the services of Wincig & Wincig, a law firm of which Bernard Wincig, one of our former directors and a stockholder, is a partner. Mr. Wincig and his firm received approximately $154,000 of legal fees from the LP’s and us and approximately $18,000 from the private company during the fiscal year ended August 28, 2004.

In March 1996, we executed a Credit and Security Agreement with our principal supplier and a major stockholder, Klaussner Furniture Industries, Inc. (Klaussner) which extended the payment terms for merchandise shipped from 60 days to 81 days. Since February 1999, we have not exceeded these 81-day payment terms. As of August 28, 2004, there were no amounts owed to Klaussner that violated these extended terms. On December 11, 1997, the Credit and Security Agreement was modified to include a late fee of .67% per month for invoices paid by us beyond the normal 60-day terms. This provision became effective in January 1998. As part of the Credit and Security Agreement, we granted to Klaussner a security interest in all of our assets including the collateral assignment of our leasehold interests, our trademarks and a licensee agreement to operate our business in the event of our default. In May 2003, as a result of our improved financial condition, we executed a Termination Agreement and Release whereby Klaussner released the liens on our assets. In connection with such Termination Agreement and Release, a credit line which Klaussner had made available to us in December 1999, whereby Klaussner agreed to lend us $150,000 per new store for up to 10 new stores was also terminated. The credit line had never been drawn upon.

During the fiscal year ended August 28, 2004, we purchased approximately 42% of our merchandise from Klaussner.

In fiscal 2004, Klaussner gave us $836,000 of allowances for a repair program.

On December 15, 2004, Klaussner granted to Harley Greenfield options to purchase 2,106 shares of our Series A Preferred Stock, par value $.01, at an exercise price of $712.25 per share. The options are convertible into an aggregate of 300,000 shares of our common stock and expire on November 30, 2009. The options were granted in order to provide Mr. Greenfield with an incentive to remain our Chief Executive Officer.

PROPOSAL 1: ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

At the time of the Annual Meeting, the Board of Directors will consist of five incumbent members who are seeking to be elected at the meeting to serve until the next annual meeting or special meeting of stockholders at which a new Board of Directors is elected and until their successors shall have been elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as directors, unless the stockholder indicates to the contrary on the proxy. Each of the nominees is currently one of our directors.

The Board of Directors has nominated Harley J. Greenfield, Edward G. Bohn, Kevin J. Coyle, Rami Abada and Mark Berman for election as our directors.

Required Vote

The approval by a plurality of votes cast is required for the election of directors; therefore, the five nominees receiving the most votes will be elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 1 TO ELECT AS DIRECTORS THE FIVE NOMINEES PROPOSED BY THE BOARD OF DIRECTORS IN THIS PROXY STATEMENT.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
EISNER LLP AS INDEPENDENT AUDITORS

We recommend voting FOR the ratification of the appointment of Eisner LLP as our independent auditors and public accountants for the fiscal year ending August 27, 2005. Eisner served as our independent auditors for the fiscal years ended August 28, 2004 and August 30, 2003. We have requested that a representative of Eisner attend the meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Eisner LLP for the audit of our annual financial statements for the years ended August 30, 2003 and August 28, 2004, and fees billed for other services rendered by Eisner LLP during those periods.

	2003	2004
Audit fees (1)	$228,000	$238,065
Audit related fees (2)	10,800	0
Tax fees	0	0
All other fees (3)	14,071	0
Total	$252,871	$238,065

(1)	Audit fees consisted of audit work performed in the audit of our annual financial statements and review of financial statements included in our quarterly reports filed with the Securities and Exchange Commission. Of the $238,065 in 2004, $5,000 represents an additional fee assessed in connection with the 2003 audit.

(2)	Audit related fees consisted principally of assistance in connection with the interpretation of a comment letter that we received from the SEC regarding our annual financial statements for fiscal 2002 and fees related to the preparation and filing of a registration statement on Form S-8.

(3)	All other fees in 2003 consisted principally of assistance in connection with the class action litigation described in the section, “Legal Proceedings,” of this proxy statement.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of the following four categories of services to the Audit Committee for approval.

1.  Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.  Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.  Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.  Other Fees are those associated with services not captured in the other categories.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Our Audit Committee pre-approved the retention of Eisner LLP for all audit, audit-related and tax services during fiscal 2003 and 2004.

In the event that ratification of the appointment of Eisner LLP as our independent public accountants is not obtained at the Annual Meeting, the Board of Directors will reconsider its appointment.

Report of the Audit Committee

We have reviewed and discussed the audited financial statements for the fiscal year ended August 28, 2004 with the Company’s management and have discussed with Eisner LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, we have received from Eisner LLP the written disclosures and the letter required by the Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, and we have discussed with Eisner their independence.

Based on these reviews and discussions, we recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended August 28, 2004.

THE AUDIT COMMITTEE:

Mark Berman
Edward G. Bohn, Chairman
Kevin J. Coyle

Required Vote

The approval of a majority of the shares present in person or represented by proxy and entitled to vote, assuming a quorum, at the Annual Meeting, is required for ratification of the appointment of independent auditors and public accountants.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 2 TO RATIFY THE APPOINTMENT OF EISNER LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING AUGUST 27, 2005.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at our 2006 Annual Meeting of Stockholders must be received at our offices at: Jennifer Convertibles, Inc., 419 Crossways Park Drive, Woodbury, New York 11797, Attention: Secretary, no later than October 18, 2005, for inclusion in our proxy statement and form of proxy relating to such meeting. All proposals must comply with applicable SEC rules and regulations. If we do not receive notice of any matter to be considered for presentation at the Annual Meeting, management proxies may offer discretionary authority to vote on matters presented at the Annual Meeting by a stockholder in accordance with Rule 14a-4 under the Securities Exchange Act of 1934.

If we do not receive notice of any matter to be considered for presentation at the Annual Meeting, although not included in the proxy statement, by November 22, 2005, management proxies may confer discretionary authority to vote on the matters presented at the Annual Meeting by a stockholder in accordance with Rule 14a-4 under the Securities Exchange Act. All stockholder proposals should be marked for the attention of Secretary, Jennifer Convertibles, Inc., 419 Crossways Park Drive, Woodbury, New York 11797

OTHER MATTERS

The Board is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of Jennifer Convertibles.

DOCUMENTS INCLUDED WITH THIS PROXY STATEMENT

WE ARE PROVIDING HEREWITH, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, FOR THE FISCAL YEAR ENDED AUGUST 28, 2004, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. IF ANY PERSON RECEIVES THIS PROXY WITHOUT THE FOREGOING DOCUMENTS, THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, UPON A WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED AUGUST 28, 2004, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORTS SHOULD BE ADDRESSED TO THE OFFICE OF THE SECRETARY, JENNIFER CONVERTIBLES, INC., 419 CROSSWAYS PARK DRIVE, WOODBURY, NEW YORK 11797, AND THE COMPANY’S TELEPHONE NUMBER AT SUCH OFFICE IS (516) 496-1900.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By Order of the Board of Directors

Harley J. Greenfield
Chairman and Chief Executive Officer
January 5, 2005

APPENDIX A

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

I.    PURPOSE

The Nominating and Governance Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Jennifer Convertibles, Inc. (the “Corporation”): (1) to assist the Board by identifying qualified candidates for director, and to recommend to the Board the director nominees for the next annual meeting of shareholders; (2) to lead the Board in its annual review of the Board’s performance; (3) to recommend to the Board director nominees for each Board Committee; (4) to oversee the annual process of evaluation of the performance of the Company’s management; and (5) to develop and recommend to the Board corporate governance guidelines applicable to the Company.

To assist in carrying out its duties, the Committee shall have sole authority to retain and terminate any search firm to be used to identify candidates to serve as a director, including sole authority to approve the search firm’s fees and other retention terms. In addition, the Committee shall have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

II.    COMPOSITION

The Committee shall be comprised of no fewer than two members. All members of the Committee shall meet the independence requirements of the American Stock Exchange.

Committee members shall be elected by the Board and may be replaced by the Board. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.    MEETINGS

The Nominating and Governance Committee shall meet at least twice a year and at such other times as it deems necessary to carry out its responsibilities. The Chair of the Committee and/or the Board may call such meetings.

IV.    GOALS, RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Nominating and Governance Committee shall, among other things:

1.	Evaluate the current composition, organization and governance of the Board of Directors and its Committees, and make recommendations to the Board for approval.

2.	Determine desired Board member skills and attributes and conduct searches for prospective directors whose skills and attributes reflect those desired and evaluate and propose nominees for election to the Board of Directors. At a minimum, nominees for service on the Board must be well-regarded and experienced participants in their field(s) of specialty, familiar at the time of their appointment with the Company’s business, willing to devote the time and attention necessary to deepen and refine their understanding of the Company and the issues facing it, and must have an understanding of the demands and responsibilities of service on a public company board of directors. In making such recommendations, the Committee will also consider such qualities as independence from the Company, as the definition of “independence” may be revised from time to time. Each nominee will be considered both on his or her individual merits and in relation to existing or other potential members of the Board, with a view to establishing a well-rounded, diverse, knowledgeable, and experienced Board.

3.	Administer the annual Board of Directors performance evaluation process, including conducting surveys of director observations, suggestions and preferences.

4.	Evaluate and make recommendations to the Board of Directors concerning the appointment of directors to Board committees, the selection of Board committee chairs, and proposal of the slate of directors for election to the Board.

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5.	Consider all bona fide candidates recommended by shareholders for nomination for election to the Board. The Committee will consider such candidates using the same screening criteria as are applied to all other potential nominees for election, provided that the shareholder nominations are submitted in a timely and complete manner, under the requirements of the Securities and Exchange Commission and the Company’s By-laws, as they may be amended from time to time.

6.	As necessary in the Committee’s judgment from time to time, retain and compensate third party search firms to assist in identifying or evaluating potential nominees to the Board.

7.	Evaluate and recommend termination of membership of individual directors in accordance with the Board of Directors’ governance principles, for cause or for other appropriate reasons.

8.	Evaluate and consider matters relating to the qualifications of directors.

9.	Annually review and reassess the adequacy of the corporate governance guidelines of the Company and recommend any proposed changes to the Board for approval.

10.	Oversee the annual process of performance evaluations of the Company’s management.

11.	Oversee the process of succession planning for the Chief Executive Officer and, as warranted, other senior officers of the Company.

12.	Develop, adopt and oversee the implementation of a Code of Corporate Conduct and Ethics for all directors, executive officers and employees of the Company.

13.	Review and maintain oversight of matters relating to the independence of Board and committee members, keeping in mind the independence standards of the Sarbanes-Oxley Act of 2002 and the rules of the American Stock Exchange.

14.	Oversee and assess the effectiveness of the relationship between the Board and Company management.

15.	Form and delegate authority to subcommittees when appropriate.

16.	Make regular reports to the Board concerning its activities.

17.	Annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

18.	Annually evaluate its own performance.

19.	Fulfill such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board and/or the Chairman of the Board.

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VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Jennifer Convertibles, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

JNFRC1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JENNIFER CONVERTIBLES, INC.

Vote On Directors

   Nominees:
   01) Harley J. Greenfield
   02) Edward G. Bohn
   03) Kevin J. Coyle
   04) Rami Abada
   05) Mark Berman

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the nominee's number on the line below.

____

Vote On Proposals

	For	Against	Abstain
2. To ratify the appointment of Eisner LLP as the independent auditors and public accountants for the Company for the fiscal year ending August 27, 2005.	☐	☐	☐

NOTE: Please mark, date and sign exactly as name(s) appear on this proxy and return the proxy card promptly using the enclosed envelope. If the signer is a corporation, please sign full corporate name by duly authorized officer. Executives, administrators, trustees, etc. should state full title or capacity. Joint owners should each sign.

Please sign exactly as your name appears and return this proxy immediately in the enclosed stamped self-addressed envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date